CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated August 25, 2004 for Thurlow Growth Fund (the “Fund”) and to all references to our firm included in or made a part of this Post-Effective Amendment #8 to the Thurlow Funds, Inc.’s Registration Statement on Form N1-A (file No. 333-27581), including the references to our firm under the heading “Financial Highlights” in the Fund’s Prospectus and under the heading “Independent Auditors” in the Fund’s Statement of Additional Information.

/s/Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

October 29, 2004